                           Patent license agreement.

     The Eye Microsurgery Entersectoral Research and Technology Complex, Moscow, Russia, represented by General Director Mr. Fedorov S.N., from here an referred to as the "Licenser", and STAAR Surgical AG, a Swise corporation, Hidau, Switzerland represented by President Mr. Vladimir Feingold and Director Mr. John R. Wolf, from here an referred to as the "Licensiate", taking into account that the Licenser possesses the "Technology for Producing Collagen-Based Cross-Linked Drain", and the Licensiate wants to acquired the license on this technology.

     The Licenser and Licensiate agree as follow undestndings, which shall become in force since 1.1.96.

                                   Article 1.

DEFENITIONS: For the purposed of this Agreement the following expressions have the meanings indicated below:

     1.1  "Product" is the product described in Appendix 1.

     1.2. "Patent" is the patent whose detailed description is given in Appendix 2 and also future inventions are given in Appendix 3.

     1.3. "Technical knowledge" stands for technical information, know-haw, manufacturing technology, technical data, material specifications, and other information used by the Licenser during the manufacture of the product
(or which is necessary and sufficient for the Licensiate to make the Product according to the standart and quality of the product made by the Licenser), (including any improvements obtained during the validity period of this Agreement).

     1.4  "Territory" covers all countries listed in Appendix 5.

     1.5 "Exclusive territory" covers the countries listed in part 1 of Appendix 4.

     1.6. "Non-exclusive territory" covers the countries listed in part 2 of Appendix 4.

     1.7 "Year" means any period of time of 12 months starting from the date of executing the Agreement.

                                       Article 2.

     The Licenser is an owner of Patents listed in Appendix 2, and has the right of disposal of the said Patents.

     No prior transfers occurred. No share or total property covered by the Patents have been transfered, yielded or alienated to any person except for the Licensiate according to this Agreement.

     The Licenser has not given any license under listed in Appendix 2 patents yet. The Licenser's rights are free from the right of detension, pledge, backing interest or other proprietary burdans. The Licenser disclosed to any third legal or phisical person no confidential information, production secrets or know-how, relating to the technical aspects of the Patents, exept claim 3 in Appendix 1, on which Licenser conduct the joint measures only with Licensiate.

     Furthermore, the Licenser has production secrets and experience (know-how) concerning the subject matter of this license.

                                   Article 3.

       Transference of rights on the Patents and patent applications.

     For valuable consideration, the receipt and sufficient of which are confirmed by the Licensiate, the Licenser assigns to the Licensiate its entire and exclusive rights, title, interest, and material right relating to the "Patent" described in Appendix 2, and also the future Patents described in Appendix 3 to this Agreement. The Licensiate shall acquire the entire and exclusive right belonging to the Licenser to the Licensiates benefit for the whole term of validity of the Patent.

                                  Article 4.

     I.  Technical field of application.

     The license for the "Technology for Producing Collagen-Based
Cross-Linked Drains" relates to the entire sphere of application of the inventions mentioned in the patents and listed in the Appendix 2 and 3, as well as everything that definitively stems from these inventions.

     The Parties shall infirm each other openly and without any reservations on the possible fields of application of the inventions, that were unknown to the Parties at the day of conclusion of the Agreement, and, as proved later, can be carried by the Parties into effect and/or can be wanted for realization.

     II.  License type.

     The Patent deals with an exclusive license:

     (a) In so doing, however, the Licenser keeps the right of manufacturing the products covered by the license, to use them or sell on a non-exclusive territory specified in part 2 of Appendix 4.

     (b) Furthermore, the Licenser reserves a right of realizing the product by the license in its branches and joint ventures, existing or to be created, on the exclusive specified in part 1 of Appendix 4, without right of salling to any another third person on the exclusive territory. This thesis in force only for cases when operation in medical branches and joint ventures is realized surgeons, these surgeons works in Eye Microsurgery Intersectoral Research and Technology Complex and officially sents on the contract with the Licenser.

     (c)  This license is intended for manufacture, use and sale.


                                 Article 5.

                             Territory covered by the Agreement.

     The license was granted for use on the exclusive territiry (see Appendix
4).

     The Licensiate has the right of production on other countries including those where the Licenser has no protective rights.

     The Licenser shall prevent export to the countries which belongs to non-exclusive territory.

     If, in spite of this, the export shall be effected, the Licensiate shall have the right of cancelling the Agreement by means of a simple written message.

     The Licenser shall pay conventional penalty equal to 20-fold price of the export delivery, which is inadmissible by virtue of the above statements.

     In the equivalent manner the Licenser shall put on its customers an obligation to avoid export of the subject matter of this license, because it is inadmissible according to the above statements, and to pay to it a conventional penalty in an amount of 20-fold price of the exported goods in every case of infringement. This sum the Licenser shall transfer to Licensiate.

                                  Article 6.

                                  License registration.

     Each Party shall have the right of registering the license in the Patent Office provided that such registration of the country or countries, with respect to which the license is given. The Licenser shall transfer to the licensiate the authority and approval swich is necessary for this purpose. The registration fee shall be covered by the licensiate.

                                  Article 7.



                       Drawings and descriptive documents.

     The Licenser shall give to the Licensiate all existing drawings, plans, quality inspection system, and other technical documents required for the manufacture under license. These documents may be dublicated. The Licensiate shall treat these drawings and documents as secret materials during the entire term of action of this Agreement and after it will be expired.

                                  Article 8.

                                  Mastering.

     The Licenser is released from responsibility for the risk associated with the industrial-scale mastering of the manufacture under license, for which the Licensiate is responsible.

     The Licenser is released from responsibility for the risk of the commercial realization of the invention. The realisation risk is taken solely by the Licensiate.

                                        Article 9.

     I.  Quality of products manufactured under license.

     The Licesiate shall manufacture the products under license whose quality is the same as those manufactured by Licenser. The licenser provides all necessary consultations and information accumulated from its own experience.

     II.  Consequences of poor quality of products manufactured under license.

     The Licenser has the right of quality monitoring so as to check of the products manufactured under license correspond to the quality established by the Agreement.

     III.  Sublicenses.

     1.  The Licensiate has the right to offer sublicenses.

     2. In case of selling of sublicense the earning is distributed between the Licenser and Licensiate of this Agreement in equal parts.

                                  Article 10.

                               Confidentiality.

     The parties concluding this Agreement agree that they consider as secret all technical and technological information relating to the Production under license and made available to the Licensiate.

     The information obtained from the Licenser is kept in secret during the entire validity period of the Agreement and after the validity period of this Agreement is expired.

     The Licensiate has the right to use free of charge the entire technical information after the validity period of this Agreement is expired.

                                  Article 11.

             Improvements and amedments of the subject of license.

     The Licenser is obliged to inform the Licensiate about all modifications and improvements, that shall be made during the validity period of this Agreement and concerning the subject matter of the license.

     If the amendments and improvements shall lead to a patentable invention, it must be transferred to the Licensiate free of charge with simultaneous prolongation of the period validity under definite conditions.

                                 Article 12.

                              Technical assistance.

     The Licenser submits to the Licensiate scrupulously and unconditionally all technical assistance and necessary advisiment.

     The Licenser, at the expense of the Licensiate, shall sent specialists under the following conditions:

     - the skill of the sent personnel must be sufficient for solving the technical problems that may arise with respect to the Agreement;

     - the period of working shall be agreed later;

     - the Licensiate shall cover the expenses associated with the accommodation, transportation and insurance of the expartiate personnel.

     The Licensiate shall pay the personnel wages in US dollars in an amount twice the sum they have in their own country.

                                  Article 13.

            Amendments and improvements to be made by Licensiate.

     The amendments and improvements that shall be made by the Licensiate with respect to the subject of the license may be made without special permission of the Licenser. The Licensiate has the right to perform the amendments and improvements without Licenser's permission provided that the Licensiate alone shall be responsible for these amendments and improvements.

                                  Article 14.

                   Payment with conclusion of the Agreement.

     14.1 The Licensiate shall pay to the Licenser on the corresponding account of Russian "Vneshtorgbank" No 608-205-524 in the National Republican Bank of New-York, USA, with an order to credit for the above sum account No 67087105/001 of the Eye Microsurgery Intersectoral Research and Technology Complex in the "Vneshtorgbank" Moscow the sum of the three hundred fifty thousand US dollars (350.000 USD) as a single payment within 10 days when this Agreement come into force and before transference of documents and draughts. Documentation shall be transferred to the Licensiate when said sum comes to the specified bank.

     14.2. The sum of two hundred fifty thousand US dollars (250.000 USD) shall be payed by the Licensiate on the before specified account within 10 dais after receipt if the signed by the Licenser acts about full concession of the patent rights.

     14.3. The sum of one hundred fifty thousand US dollars (150.000 USD) shall be payed by the Licensiate on the before specified account within 10 days after receipt of the official decision of the US Patent Office about registration of full concession on the Licensiate name.

                                  Article 15.

                                   Royalty.

     The Licensiate pays to the Licenser royalty depending on the volume of year sales and as compensation of license price. Royalty pays as a percentages of sums paid by its buyers for the products made under conditions of free plant without packing, as well as the sums obtained from learning the technology used in ophthalmosurgery with deduction of trade taxes.

     Then the volume of sales:

                     to 25.000 pieces...................5.0%
                from 25.000 to 50.000 pieces............4.5%
                from 50.000 to 75.000 pieces............4.0%
                from 75.000 to 100.000 pieces...........3.5%
                     more then 100.000 pieces...........3.0%

                                  Article 16.

                   Appearance of the right for license payment.

     The right for license payment arises as soon as the Licensiate gets payment from the buyer.

                                  Article 17.

                                Taxes and duties.

     If direct sales taxes is taken in the Licensiates country, or in the country on non-exclusive territory, they are paid by the Licensiate.

                                  Article 18.

                             Accounting and reports.

     The Licensiate is obliged to keep account in special books, in which it shall put the accurate number of the products manufactured under license according to this Agreement, original numbers applied onto the machines and all other data needed for calculation of the license prise. The Licenser has the right to give an order to audit these books and their correspondence with the general accounting of the Licensiate through an auditor by the Licensiate.

     The Licensiate shall bear the expenses associated with such an audit.

                                    Article 19.

                         Calculation on license payments.

     The calculations on the license payments are performed at the end of each quarter of a calendar year. The Licensiate shall send the complete data on these calculations within a month following the day of their performance and to remit the calculated sum within the same period.

     If the Licensiate exceeds a time limit for payment, the Licenser may take annual interest of 6% within 60 days each quarter.

                                   Article 20.

                         Obligation on using the license.

     The Licensiate is obliged to use the license.

                                   Article 21.

                          Affaire on patent applications.

     The Licenser pledges oneself to continue affair in Russia and other countries on applications, patents on witch are not given by Patient Offices.

     The Licensiate pledges oneself to give to the Licenser the copies of decision of Patient Offices about full transference of patient rights on inventions, within 10 days since the moment of receipt by the Licensiate.

                                  Article 22.

                                Patent support.

     The Licensiate shall support the Patent that is put as a base of this license Agreement.

                                  Article 23.

                            Patent rights protection.

     If the Patent is infringed by a third party and the Licenser becomes aware such infringement, the Licenser shall promptly notify the Licensiate in writing of such infringement or unfair competition. The Licensiate, in its sole discretion, shall determine if it shall defend the Patent infringement or unfair competition, it shall so notify the Licenser. The Licenser agrees to cooperate and assist in prosecution of any action in the nature of unfair competition or patent infringement prosecuted by the Licensiate.

     The Licenser shall support the Licensiate, first of all, if such a support is provided by the property right of the respective country. The Licenser shall give the Licensiate all necessary authority and documents that shall enable the Licensiate to bring a suit and to present witnesses or coauthors and also to take an active part in infringement proceeding.

     The party making a decision to suit the third party bears possible expenses in preparation and conduction of legal proceedings.

                                  ARTICLE 24.

             Licensiates obligation to defence the patent rights.

     The Licensiates commit itself that neither it personally nor its authorized person shall dispute the patent rights put in the base of this Agreement except the cases.


                                  ARTICLE 25.

             Cancellation of Patent:  its effect on the Agreement.

     If the protective rights setting up the base of this Agreement are cancelled by the claim of a third party, the paid license payments in no case shall be reimbursed, however, if the term of their payment does not yet come, they shall not be taken.


                                  ARTICLE 26.

                               Agreement Validity

      The Agreement validity period is equal to that of the patent validity.

     The Agreement shall come into force from the moment of its signing.


                                  ARTICLE 27.

                                 Force Majeure.

     Either party is relieved from liability for partial or complete non-performance of their obligations under present

Agreement is some circumstances that aroused independent of their will.

     The circumstances caused by events that were independent of the will of the parties of this Agreement so that the fair party could not avoid or eliminate, are considered as cases realising this party from its obligations, if they take place after signing the Agreement and prevent its fulfillment completely of partially.

     The cases of unsurmountable force are reduced to the following events: war, military actions, revolts, mobilization, road accidents and natural disasters, legal acts of authorities affecting the fulfillment of the obligations, and all other events which are considered as circumstances of unsurmountable force by a competent arbitration court.


                                  ARTICLE 28.

                            Applicable Legislation.

     This Agreement is applicable to the Swiss Law.


                                  ARTICLE 29.

                        Legal Protection and Arbitration

     If any dispute or difference shall arise between the parties to this Agreement as to any matter or thing arising in connection with the Agreement then the aggrieved party shall give to the other party a notice in writing setting out in full detailed particulars of the dispute or difference. Upon receipt of the notice the parties shall agree to appoint the International Chamber of Commerce shall appoint a date, time and venue (unless the parties agree to a date, time and venue) for mediation proceedings to be held to discuss in detail the dispute or difference. The parties shall not be legally represented at the mediation proceedings but shall present, in their own manner, with the assistance or witnesses and documentary evidence, the details of their respective cases. If, at the conclusion of the mediation proceedings the parties fail to resolve the dispute or difference, either party may give to the other party, within 14 days, a notice stating that at the expiration of 30 days it will proceed to have the dispute of differents referred to a court of competent jurisdiction in Switzerland (or another country as the parties agree) and at the expiration of such 30 days may so proceed.


                                  ARTICLE 30.

                                 Miscellaneous

     1. This Agreement covers all agreed provisions and aspects of the License Agreement. It has no any additional promises or terms as a condition of execution of the License Agreement, along with other terms except those stated above. All preliminary agreements, promises, negotiations or presentations, which are not included into this License Agreement shall not be valid from the moment of its singing. Any subsequent agreement, which shall lead to a change or cancellation of this License Agreement, shall be valid solely if it is made in writing and signed by the authorized representatives of both parties.

     2.   Successors and Assigns.

     This Agreement and all of its provisions shall be binding and inure to the benefit of the successors and assigns of the parties.

     If not states specially in this Agreement, all requested notices, requirements, questions, agreed statements, approvals, or other communications between the partners shall be made in writing and delivered:
(A) by a messenger (such a message is delivered personally), (B) by telegraph or air express mail (in so doing the messages are sent by R-mail), (C) electronic mail, fax or telephone provided that the recipient has a compatible device or confirms the receipt of the message (in this case it is assumed that the transmission or reception of the message will be confirmed), or (D) by mailing a registered or valuable letter (in this case it is assumed that the letter shall be delivered at the 14th day after dispatching). The messages are sent to the following addresses:

     Licensiate:  STAAR Surgical AG
                  Hauptstrasse 104
                  CH 2560 Hidau
                  Switzerland
                  Attn:  President
                  A copy to address:
                  STAAR Surgical Company
                  1911 Walker Avenue
                  Monrovia, California  91016
                  Attn:  President - Chief Executive Officer

     Licenser:    Eye Microsurgery Intersectoral Research and Technology
                  Complex, Moscow, Russia, 127486, Beskudnikovsky bulvar, 59-a

     The above addresses may be changed by notifying the other party about this action, as mentioned above.

     3.   The right of signing the document.

     Each party states that it has all necessary authority to sign this License Agreement. All individual signings of this Agreement for the party that is a corporation, company or another legal counsel, or a signature of a proxy or another authorized person, is accompanied by confirmation of the fact that this person has the right of putting his signature under the given document on behalf of a respective organization or its manager.

     4.   Counterpart Copies.

     This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes.

     5.   Completeness of the Agreement.

     This is the entire agreement between the parties covering everything agreed upon or understood between the parties covering everything agreed upon or understood with respect to the subject matter of it. There are no promises, conditions, representations or terms of any kind as conditions or inducements to the execution hereby or in effect between the parties other than as herein set forth. Any prior agreement, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whim enforcement of the change, modification, discharge or abandonment is sought.

     6.   Preparation of Agreement.

     It is acknowledged that each party hereto either bad separate and independent advice of counsel or the opportunity to avail itself of same. This Agreement was prepared by the parties to it in conjunction with counseling from their respective attorneys, or the opportunity to obtain such counseling. In light of these facts it is acknowledged that no party to this Agreement shall be construed to be solely responsible for the drafting of it, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

     7.   Gender and Number.

     As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall include the others whenever the context so indicate.

     8.   Headings.

     The titles and headings of the various sections of the Agreement are intended solely for convenience of reference and are not intended solely for convenience and are not intended to explain, modify, or place any construction on any of the provisions of this Agreement.

     9.   No Waiver.

     The failure of a party to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

     10.  Severability.

     If any part or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, then the remaining part of this Agreement which can be separated from the invalid, illegal or unenforceable provision shall continue in full force and effect, and the invalid, illegal or unenforceable provision shall be construed as if they had never been incorporated into this Agreement.

     This Agreement and all of its provisions shall be binding on and inure to the benefit of the successors of the parties.

     11.  Counterparts and Facsimiles.

     For the convenience of the parties to this Agreement, this document may be executed by facsimile signatures and in counterparts which shall together constitute the agreement of the parties as one and the same instrument.

     This License Agreement is concluded in four authentic copies, two of which are in English and in Russian, all copies has an equal juridical force.

     IN WITNESS WHEREOF, the parties thereto have executed this Assignment Agreement on the day and year set forth opposite their respective signatures below:

     "Licenser":    Eye Microsurgery Intersectoral Research
                    and Technology Complex
                    General Director, academician

                    /s/ [illegible]  S.N. Federov

     "Lecensiate":  STAAR Surgical AG
                    President and Director

                    _____________________Vladimir Feingold

                    Director

                    _____________________John R. Wolf

                                  APPENDIX N 1.

               Technology of production intraocular lenses from
                              collagen co-polimers

     Nowadays, intraocular correction is one of the basic medical treatment method of vision body disease.

     Artifical eye linses are used not only when cataract, but also for removal of refraction anomalies.

     Artifical eye lenses, which are implantated through small sizes, are most perspective. Several requirements are produced to artifical eye lenses like elasticity, biocompatibility, low specific density and high solidity on rupture. Artifical eye lenses from collagen co-polimers corresponds to these principles.

     Hight elasticity, hight solidity on rupture are the main quality of these products. It allows to make implantation as tool-making method so method of injection also.

     Lenses, which are maked an special technology, passed experimental and hospital tests successfully and inculcated in wide surgical practice as in Eye Microsurgery Intersectoral Research and Technology Complex so in the other Russian and CIS hospitals.

                                  APPENDIX N 2.

                                List of patents.

     1.   US patent N 5.286.829 (Russian application N 4745668)
"Biocompatible polymer material and a process for producing same", inventors S.N. Fedorov, S.N. Bagrov, A.V. Osipov, E.A. Linnik, I.A. Maklakova, A.N. Kosmynin, E.V. Larionov, priority 13.10.89, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.

     2. Russian patent N 2033165 (Russian application N 4745668) "Process for producing plastic material from collagen", inventors S.N. Fedorov, S.N. Bagrov, A.V. Osipov, E.A. Linnik, I.A. Maklakova, A.N. Kosmynin, E.V. Larionov, priority 13.10.89, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.

     3. USSR Inventors Certificate N 1823178 (Russian application N 4881670) "Artificial eye lens and process of its implantation in back eye camera", inventors S.N. Fedorov, V.K. Zuev, B.M. Aznabaev, priority 21.11.80.

     4. USA patent N 5258025 (Russian application N 4881670) "Correctional intraocular lens", inventors S.N. Fedorov, V.K. Zuev, B.M. Aznabaev, priority 21.11.80, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.

     5. Germany laid-open application (Russian application N 4881670) "Correctional intraocular lens", inventors S.N. Fedorov, B.M Aznabaev, V.K. Zuev, priority 22.04.93, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.

     6.   Russian patent N 2033114 (Russian application

9302177), "Artificial eye lens", inventors S.N. Fedorov, V.K. Zuev, priority 22.04.93, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.

     7. Notice of allowance in USA, application N 08.231.549 in USA (Russian application N 93021277) from 27.06.95, "Correctional artificial eye lens", inventors S.N. Fedorov, V.K. Zuev, priority 27.06.95, patentee - Eye Microsurgery Intersectoral Research and Technology Complex.